Exhibit 4.1
FIRST AMENDMENT TO
WARRANT AGREEMENT
THIS FIRST AMENDMENT TO WARRANT AGREEMENT (this “Amendment”), is made and entered into as of December 10, 2021, by and between Rover Group, Inc., a Delaware corporation and legal successor to Nebula Caravel Acquisition Corp. (“Rover”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Existing Warrant Agreement (as defined below).
WHEREAS, Nebula Caravel Acquisition Corp., a Delaware corporation (“Caravel”), and AST previously entered into that certain Warrant Agreement, dated as of December 8, 2020 (the “Existing Warrant Agreement”), pursuant to which Caravel issued 5,500,000 warrants (the “Public Warrants”) in its initial public offering and 5,166,667 private placement warrants (“Private Placement Warrants”, together with the Public Warrants, the “Warrants”), each representing the right to purchase one share of Class A common stock of the Company, par value $0.0001 per share, of Caravel;
WHEREAS, on February 10, 2020, Caravel, Fetch Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Caravel (“Merger Sub”), and A Place for Rover, Inc. d/b/a Rover, a Delaware corporation (the “Legacy Rover”), entered into a Business Combination Agreement and Plan of Merger, which provided for, among other things, the merger of Merger Sub with and into Legacy Rover, with Legacy Rover continuing as the surviving corporation and a wholly owned subsidiary of Caravel (the “Merger”);
WHEREAS, on July 30, 2020 in connection with the consummation of the Merger, Caravel changed its name to “Rover Group, Inc.”;
WHEREAS, pursuant to Section 9.9 of the Existing Warrant Agreement, the parties may amend the Existing Warrant Agreement without the consent of the Registered Holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained in the Existing Warrant Agreement or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders; and
WHEREAS, the parties desire to amend the Existing Warrant Agreement to cure ambiguities related to the redemption provisions of the Existing Warrant Agreement in a manner consistent with prior disclosure in filings with the U.S. Securities and Exchange Commission about the redemption process.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Amendment of Existing Warrant Agreement. The parties hereby amend, effective as of the date of this Amendment, the Existing Warrant Agreement as provided in this Section 1:

1.1Change to the Company. References to the “Company” in the Existing Warrant Agreement shall hereafter refer to Rover.

Exhibit 4.1
1.2Changes to Common Stock. References to “Common Stock” in the Existing Warrant Agreement shall hereafter refer to the Class A common stock, par value $0.0001 per share, of Rover.

1.3Change to Section 3.2. Section 3.2 of the Existing Warrant Agreement is hereby superseded and amended to read as follows to cure an ambiguity:

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes a merger, share exchange, asset acquisition, share purchase, reorganization or similar transaction, involving the Company and one or more businesses (a “Business Combination”), and (ii) the date that is twelve (12) months from the date of the closing of the Offering, and (B) terminating at 5:00 p.m., New York City time on the earlier to occur of: (w) the date that is five (5) years after the date on which the Company completes its initial Business Combination, (x) the liquidation of the Company in accordance with the Company’s certificate of incorporation, as amended from time to time, if the Company fails to consummate a Business Combination, and (y) other than with respect to the Private Placement Warrants, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant, except as set forth in Section 6 below) or the Alternative Redemption Price (as defined below) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Sponsor Warrant in the event of a redemption, except as set forth in Section 6 below) not exercised on or before the Expiration Date shall become null and void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants, and, provided further that any such extension shall be identical in duration among all the Warrants.

1.4Change to Section 3.3.1. Section 3.3.1(d) of the Existing Warrant Agreement is hereby superseded and amended to read as follows to cure an ambiguity:
(d) on a cashless basis, as provided in Section 6.5 hereof with respect to a Make-Whole Exercise; or

1.5Change to Section 6.5. The first paragraph of Section 6.5 of the Existing Warrant Agreement is hereby superseded and amended to read as follows to cure an ambiguity in a manner consistent with prior disclosure in filings with the U.S. Securities and Exchange Commission about the redemption process. The remainder of Section 6.5 as included in the Existing Warrant Agreement shall remain the same and shall continue in full force and effect.
6.5. Redemption of Warrants for $0.10. Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 above, at a price of

Exhibit 4.1
$0.10 per Warrant (the “Alternative Redemption Price”), provided that the last reported sales price of the Common Stock equals or exceeds $10.00 per share (subject to adjustment in compliance with Section 4 hereof) on the trading day prior to the date on which the Company sends the notice of redemption to the Registered Holders, as described in Section 6.2 above, and if the “Reference Value” (as such term is defined in this Section 6.5) is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.5, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1(d) and receive, in lieu of the Alternative Redemption Price, a number of shares of Common Stock determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Redemption Fair Market Value” (as such term is defined in this Section 6.5) (a “Make-Whole Exercise”). Solely for purposes of this Section 6.5, (1) the “Reference Value” shall mean the last reported sales price of the Common Stock for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Registered Holders, as described in Section 6.2 above, and (2) the “Redemption Fair Market Value” shall mean the volume weighted average price of the Common Stock for the ten (10) trading days immediately following the date on which notice of redemption pursuant to this Section 6.5 is sent to the Registered Holders. In connection with any redemption pursuant to this Section 6.5, the Company shall provide the Registered Holders with the Redemption Fair Market Value no later than one (1) Business Day after the ten (10) trading day period described above ends.
1.3    Change of Address of Company. Section 9.2 of the Existing Warrant Agreement is hereby amended to direct that any notice, statement or demand authorized by the Existing Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company pursuant to Section 9.2 shall be delivered to:
Rover Group, Inc.
720 Olive Way, 19th Floor
Seattle, WA 98101
Attention: Melissa Weiland

With a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati
701 5th Ave, Ste 5100
Seattle, WA 98104
Attention: Michael Nordtvedt

2.Miscellaneous Provisions.
2.1    Successors. All the covenants and provisions of this Amendment by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns.
2.2    Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Amendment and the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United

Exhibit 4.1
States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
2.3     Examination of the Warrant Agreement. A copy of this Amendment, along with a copy of the Existing Warrant Agreement, shall be available at all reasonable times at the office of the Warrant Agent for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.
2.4    Counterparts; Electronic Signatures. This Amendment may be executed in any number of original, facsimile or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
2.5    Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.
2.6    Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
2.7    Effect on Existing Warrant Agreement. Other than as specifically set forth herein, all other terms and provisions of the Existing Warrant Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.
2.8    Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof.

[Signature page follows]

Exhibit 4.1
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

ROVER GROUP, INC.

/s/ Tracy Knox

Name: Tracy Knox
Title:     Chief Financial Officer

AMERICAN STOCK TRANSFER &
TRUST COMPANY, LLC

/s/ Barbara J. Robbins_____________
Name:    Barbara J. Robbins
Title: Sr. Vice President

[Signature Page to First Amendment of Warrant Agreement]